Exhibit 99.1

For Immediate Release

For Further Information Contact:

Andrew Fisher at (202) 483-7000

Email: Afisher@unither.com

NEW DRUG APPLICATION FOR INHALED TREPROSTINIL SUBMITTED TO THE U.S. FOOD AND DRUG ADMINISTRATION

Silver Spring, MD, June 30, 2008:  United Therapeutics Corporation (NASDAQ: UTHR) and its wholly-owned subsidiary, Lung Rx, Inc., announced today the submission of a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for marketing approval of an inhaled formulation of treprostinil (ITRE) for the treatment of pulmonary arterial hypertension (PAH), a chronic, life-threatening disease.  The submission starts a 60-day period during which the FDA will examine the application for completeness.  If the FDA accepts the ITRE NDA for review, then it is expected to be subject to the standard 10- to 12-month review period before an action letter is issued.

“We believe that an inhaled formulation of treprostinil will be a very desirable option for PAH patients,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer.  “The completion of the NDA filing is a huge milestone in United Therapeutics’ quest to develop as many formulations of treprostinil as possible to create better, more convenient therapies to treat the debilitating effects of PAH along the full spectrum of the disease.”

The ITRE NDA is principally supported by data from the TRIUMPH-1 Phase III clinical trial.

About TRIUMPH-1

TRIUMPH-1 (TReprostinil Sodium Inhalation Used in the Management of Pulmonary Arterial Hypertension), was a randomized, double-blind, placebo-controlled trial of patients with PAH.  ITRE is prepared once per day and administered in four daily inhalation sessions using the NEBU-TEC Optineb™ ultrasonic nebulizer, with each inhalation session taking approximately 1-2 minutes.

The TRIUMPH-1 clinical trial is one of the first pivotal trials to assess the incremental benefit of an add-on therapy in PAH patients who are already receiving an approved background therapy.  The study population consisted of 235 patients who were optimized on an approved oral therapy for PAH, either bosentan (Tracleer®), an endothelin receptor antagonist, or sildenafil (Revatio®), a phosphodiesterase-5 inhibitor.  The majority of patients were New York Heart Association (NYHA) Class III (~98%) of varied etiologies, including idiopathic or familial PAH (~60%), collagen vascular disease associated PAH (~30%), and PAH associated with HIV, anorexigens or other associated conditions (~10%).

The primary efficacy endpoint of the TRIUMPH-1 clinical trial was the change in six-minute walk (6MW) distance at 12 weeks measured at peak exposure, defined by the trial protocol as 10-60 minutes after administration of ITRE relative to baseline.  Analysis of the TRIUMPH-1 clinical trial results confirmed an improvement in median 6MW distance of approximately 20 meters (p<0.0005 at peak exposure, Hodges-Lehmann estimate and non-parametric analysis of covariance in accordance with the trial’s pre-specified statistical analysis plan), in patients receiving ITRE as compared to patients receiving only background therapy.  In addition, the 6MW distance at week 12 relative to baseline at trough exposure was also significantly improved, with an estimated treatment effect of approximately 14 meters (p<0.007).  Secondary endpoints related to quality of life and change in NT pro-BNP, a plasma biomarker of cardiac function, were also significantly improved in the ITRE group as compared to the group receiving only background therapy (p<0.05).  Other secondary efficacy measures, including change in Borg Dyspnea Score (shortness of breath test), NYHA functional class, signs and symptoms score, and time to clinical worsening, were not significantly different between the ITRE and background therapy only groups.  Safety findings were typically those associated with the well-known vasodilatory side effects of prostacyclin and its analogs (e.g., headache, nausea, dizziness, flushing) and those commonly associated with the inhalation route of administration (e.g., cough and throat irritation).  These side effects were mostly mild or moderate in severity and were not dose-limiting in the majority of patients treated with ITRE.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening cardiovascular and infectious diseases and cancer.

About Lung Rx

Lung Rx is a biotechnology company focused on unmet medical needs in pulmonary medicine and pulmonary delivery of innovative therapeutic products.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include our expectation that the ITRE NDA will be subject to a 10- to 12-month review period and our belief that ITRE will be a desirable option for PAH patients once it has been approved for marketing.  These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, which could cause actual results to differ materially from anticipated results.  These risks and uncertainties include, among others, the failure of ITRE and the nebulizers used to administer ITRE to receive regulatory approvals on the schedule expected; the uncertainties of launching a new product on a global scale following receipt of regulatory approvals, if received, due to misestimates of the time and resources required to do so, or for other reasons; the failure of ITRE to receive favorable pricing or reimbursement; the possible inaccuracies of our analysis with respect to the TRIUMPH-1 preliminary trial results and market opportunity; and the inability of ourselves and our suppliers to manufacture ITRE and the nebulizers used to administer the drug in accordance with all applicable regulatory requirements and in sufficient quantity to support patient demand.  Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K.  We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements.  We are providing this information as of June 30, 2008, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.  [uthr-g]

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